Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC.  ANNOUNCES

SYMBOL AND MARKET MAKERS FOR OTC BULLETIN BOARD

VERO BEACH, Florida, February 1, 2010 – ARMOUR Residential REIT, Inc. (NYSE Amex: ARR; ARR.WS) (the "Company") today announced that it will trade under the symbol AMRR (common) and AMRRW (warrants)  on the over-the-counter market and be quoted on the OTC Bulletin Board upon its delisting from NYSE Amex, LLC (the "NYSE Amex") beginning February 1, 2010.  The following have agreed to be market makers:

CRT Capital Group LLC

Ladenburg Thalmann & Co. Inc.

Maxim Group LLC

The Company notes that there can be no assurance that once quotations begin, they will continue for any length of time.

Separately, the Company today released the letter from the NYSE Amex containing the Listing Qualification Panel’s affirmation of the NYSE Amex Staff’s determination to delist the common stock and warrants of the Company.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation focused on investing in residential mortgage-backed securities.  ARMOUR is externally managed and advised by ARMOUR RESIDENTIAL MANAGEMENT LLC (“ARRM”).  ARMOUR intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ending December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission ("SEC").  All subsequent written and oral forward-looking statements concerning the Company is expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the company at the SEC's Internet site at http://www.sec.gov/,  www.armourreit.com  or by directing requests to: ARMOUR Residential REIT, Inc., 956 Beachland Blvd., Suite #11, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340